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                                                                    EXHIBIT 99.5

                         EXECUTIVE RETENTION AGREEMENT



                 This EXECUTIVE RETENTION AGREEMENT (this "Agreement") is made as of the ______ day of __________, 1996 by Loctite Corporation, a Delaware corporation having its principal office in Hartford, Connecticut, (the "Company"), and ________________ (the "Executive").


                              W I T N E S S E T H


                 WHEREAS, the Executive has been and continues to be employed by the Company in a management capacity and has made and is expected to continue to make major contributions to the business of the Company;

                 WHEREAS, the Company recognizes the possibility of a Change in Control (as hereinafter defined); and

                 WHEREAS, the Company desires to reinforce and encourage the continued attention and dedication of the Company's key executives, including the Executive, to their responsibilities on behalf of the Company without distraction in potentially disturbing circumstances arising from the possibility of a Change in Control and to establish certain minimum severance benefits for such key executives in the event of a Change in Control.

                 NOW, THEREFORE, the Company and the Executive agree as follows:

         1. Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms shall have the following meanings when used in this Agreement with initial capital letters:

                 (a) "Annual Compensation" shall mean the sum of (i) the Executive's annual base salary at the highest rate in effect during the twelve
(12) months preceding the date of termination of the Executive's employment or, if higher, during the twelve (12) months preceding the Change in Control, plus
(ii) the greatest amount of cash incentive compensation received by the Executive with respect to any year from, and including, the third year prior to the year in which the Change in Control occurs or, if no such cash incentive compensation has been received by the Executive, prior to the occurrence of the Change in Control, the Executive's target bonus for the year in which the Change in Control occurs.

                 (b) "Board" shall mean the Board of Directors of the Company.


                 (c) "Cause" shall mean that, prior to any termination of employment by the Executive for Good Reason, the Executive shall have (i) committed an intentional act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company; (ii) committed intentional, wrongful damage to property of the Company; or (iii) intentionally and wrongfully disclosed confidential information of the Company. For purposes of this Section 1(c), no act, or failure to act, on the Executive's part shall be deemed "intentional"
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unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interests of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by an affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive has committed an act constituting "Cause" as herein defined and specifying the particulars thereof in detail. Nothing herein will limit or otherwise affect the right of the Executive or his beneficiaries to contest the validity or propriety of any such finding or determination.

                 (d) "Change in Control" shall mean the occurrence during the Term of the Agreement of:

                          (i)     An acquisition (other than directly from the
Company) of any common stock of the Company ("Common Stock") or other voting securities of the Company entitled to vote generally for the election of directors (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the then outstanding shares of Common Stock or the combined voting power of the Company's then outstanding Voting Securities (or, in the case of an acquisition by Henkel KGaA, Henkel Corporation, HCI Investments Inc., their affiliates and/or any group (within the meaning of Section 13(d)(3) of the Exchange Act) of which any of the foregoing is a member (collectively, "Henkel"), thirty-six percent (36%) or more); provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a Non-Control Acquisition (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by
(i) an employee benefit plan (or a trust forming a part thereof) maintained by
(A) the Company or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (a "Subsidiary"), (ii) the Company or its Subsidiaries, or (iii) any Person in connection with a Non-Control Transaction (as hereinafter defined);

                          (ii)    The Approved Directors (as hereinafter
defined) cease for any reason to constitute at least seventy percent (70%) of the members of the Board (not including any vacancies); provided, however, if any Approved Director ceases to be a member of the Board by reason of death, resignation or removal, the vacancy created thereby shall not be deemed to reduce the number of Approved Directors on the Board if such vacancy is filled by a new director approved by a vote of at least two-thirds of the then remaining Approved Directors within 90 days. An "Approved Director" means (i) any member of the Board as of November 18, 1996 other than any individual designated or nominated to be a member of the





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Board by Henkel and (ii) any director whose election or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the then Approved Directors; provided, however, that no individual shall be considered an Approved Director if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

                          (iii)   The consummation of:

                                  (A)    A merger, consolidation or
                 reorganization with or into the Company or in which securities of the Company are issued, unless such merger, consolidation or reorganization is a "Non-Control Transaction." A "Non-Control Transaction" shall mean a merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued where:

                                        (I)     the shareholders of the Company
                          immediately before such merger, consolidation or reorganization own directly or indirectly immediately following such merger, consolidation or reorganization at least sixty percent (60%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization,

                                        (II)    the Approved Directors
                          immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least seventy percent (70%) of the members of the board of directors of the Surviving Corporation, or of a corporation beneficially directly or indirectly owning a majority of the Voting Securities of the Surviving Corporation,

                                        (III)   no Person other than (a) the
                          Company, (b) any Subsidiary, (c) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such merger, consolidation or reorganization, was maintained by the Company, the Surviving Corporation, or any Subsidiary, or (d) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of twenty percent (20%) or more of the then outstanding Voting Securities or Common Stock of the Company, has Beneficial Ownership of twenty percent (20%) or more of the combined voting





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                          power of the Surviving Corporation's then outstanding
                          voting securities or its common stock, and

                                        (IV)    the percentage of the combined
                          voting power of the Surviving Corporation's then outstanding voting securities and the percentage of its common stock of which Henkel has Beneficial Ownership immediately after such merger, consolidation or reorganization does not exceed the percentage of the Company's Voting Securities and the percentage of its Common Stock of which Henkel had Beneficial Ownership immediately prior to such merger, consolidation or reorganization;

                                  (B)    A complete liquidation or
                 dissolution of the Company; or

                                  (C)    The sale or other disposition of all
                 or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

                          Notwithstanding the foregoing, a Change in Control
shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding Common Stock or Voting Securities as a result of the acquisition of Common Stock or Voting Securities by the Company which, by reducing the number of shares of Common Stock or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided, that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of shares of Common Stock or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional shares of Common Stock or Voting Securities which increases the percentage of the then outstanding shares of Common Stock or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

                 (e) "Code" shall mean the Internal Revenue Code of 1986, as amended.

                 (f) "Common Stock" shall mean the common stock of the Company.

                 (g) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.


                 (h) "Good Reason" shall mean the occurrence, following a Change in Control and without the Executive's express written consent, of any of the following circumstances:


                          (i)     the failure to elect, reelect or otherwise
maintain the Executive in any office or position, or substantially equivalent office or position, that the Executive held immediately prior to the Change in Control;





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                          (ii)    a significant adverse change in nature or
scope of the Executive's authorities, powers, functions or duties attached to any office or position that the Executive held immediately prior to the Change in Control, with the exception for a change inherent in the Company no longer being a publicly owned corporation;

                          (iii)   a reduction in the Executive's base pay as in
effect immediately prior to the Change in Control, or as increased from time to time thereafter, or a failure following a Change in Control to increase the Executive's base pay on a percentage basis equal to the average percentage increase in base pay of all officers of the Company during the period since the Executive's last increase in base pay;

                          (iv)    a failure by the Company to (A) continue in
effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan, program or practice in which the Executive was participating immediately prior to the Change in Control, including, but not limited to, any of the plans listed in Appendix A hereto, unless a substitute or replacement plan has been implemented which provides substantially identical compensation or benefits to the Executive or (B) provide the Executive with compensation and benefits, in the aggregate, at lease equal (in terms of benefit levels and/or reward opportunities) to those provided for under each compensation or employee benefit plan, program and practice in which the Executive was participating immediately prior to the Change in Control;

                          (v)     the Company requiring the Executive to be
based more than twenty-five (25) miles from the Executive's principal place of business before the Change in Control;

                          (vi)    the liquidation, dissolution, merger,
consolidation, or reorganization of the Company or sale or transfer of substantially all of its business and/or assets unless the obligations of this Agreement are assumed by the successor(s); or

                          (vii)   the Company's, or any successor's, material
breach of this Agreement; provided, however, that any event or condition described in clauses (i), (ii), (iii), (iv) or (v) of this Section 1(h) that occurs prior to a Change in Control but which the Executive reasonably demonstrates (I) was at the request of a Third Party or (II) otherwise arose in connection with, or in anticipation of, a Change in Control that has been threatened or proposed and that actually occurs, shall constitute Good Reason for purposes of this Agreement notwithstanding that it occurred prior to a Change in Control.

                 (i) "Present Value" shall mean present value determined using the discount rate that, at the relevant time, would be used to calculate present value for purposes of Section 280G of the Code.

                 (j) "Rights Agreement" shall mean the Rights Agreement dated as of April 14, 1994 between the Company and the First National Bank of Boston.





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                 (k)      "Severance Period" shall mean the period of time
commencing on the date of the occurrence of a Change in Control and continuing for two (2) years thereafter.

                 (l) "Third Party" shall mean a Person (as that term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of
1934) who has indicated an intention or has taken steps reasonably calculated to effect a Change in Control.

         2. Term of Agreement. This Agreement shall commence as of November 18, 1996, and shall continue in effect until November 17, 1998 (the "Term"); provided, however, that on November 18, 1997, and on each November 18 thereafter, the Term shall automatically be extended for one (1) additional year unless either the Executive or the Company shall have given written notice to the other at least ninety (90) days prior thereto that the Term shall not be so extended; provided, further, however, that following the occurrence of a Change in Control, the Term shall not expire prior to the expiration of the Severance Period.

         3. Termination of Employment During the Severance Period by the Company for a Reason other than Cause or by the Executive for Good Reason; Certain Terminations Prior to the Severance Period.

                 (a) If, during the Severance Period, the Company terminates the Executive's employment for a reason other than Cause or the Executive terminates employment on account of Good Reason:

                          (i)     Within five (5) business days following such
termination of employment, the Company shall pay to the Executive a lump sum equal to (i) [three (3)] [two (2)] [one (1)] times the Executive's Annual Compensation plus (ii) the pro rata share of the Executive's bonus for the year during which such termination occurs as provided in the following sentence.
The pro rata share of the Executive's bonus shall be equal to (i) the greatest amount of cash incentive compensation received by the Executive with respect to any year from, and including, the third year prior to the year in which the Change in Control occurs or, if no such cash incentive compensation has been received by the Executive prior to the occurrence of the Change in Control, the Executive's target bonus for the year in which the Change in Control occurs, multiplied by (ii) the number of days in the year of termination preceding the date of termination divided by three hundred sixty-five (365);

                          (ii)    For [three (3)] [two (2)] [one (1)] years
following such termination of employment, the Company shall provide or will arrange to provide for the continuation on behalf of the Executive of all benefits and service credit for benefits under the plans maintained by the Company prior to the Change in Control that are "welfare plans" and "pension plans" within the meaning of Sections 3(l) and 3(2) respectively, of ERISA, whether or not such plans are subject to ERlSA. If benefits or service credit for benefits under any of the foregoing plans are based on the Executive's compensation, the Executive's Annual Compensation shall be deemed to be the Executive's compensation for such purpose. If and to the extent that any benefits or service credit for benefits cannot be paid or provided under a plan providing such benefits or service credit for benefits, then the Company will itself pay, provide, or otherwise





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cause to be provided such benefits or service credit for benefits to the
Executive, his dependents and beneficiaries (or if the Executive so elects, the fair cash value of equivalents of such benefits or service credit for benefits). During the period for which benefits and service credits for benefits are provided pursuant to this Section 3(a)(ii), the Company may amend or replace such plans, provided that any such amendment or replacement plan shall continue to provide to the Executive benefits and service credit for benefits at a benefit level at least as valuable as under such plans immediately prior to the Change in Control. The continuation of health benefits pursuant to this Section 3(a)(ii) shall not reduce in any way the Executive's and any dependent's or beneficiary's rights to continued health benefits pursuant to Sections 601 through 608 of ERISA, or any equivalent state or foreign law, for the full period provided by such laws, and such rights to continued health benefits pursuant to such laws shall be deemed to arise at the end of the period of health benefit continuation pursuant to this Section 3(a)(ii); and


                          (iii)   For one (1) year following such termination
of employment, the Company, at its cost, shall provide the Executive with executive outplacement assistance; provided that the cost to the Company for such assistance shall not exceed fifteen (15) percent of the Executive's base salary as in effect at the time of the Change in Control.

                 (b)      (i)     Notwithstanding anything to the contrary
contained in this Agreement, if the payments and benefits provided pursuant to this Agreement, together with any other payments and benefits that the Company will pay or provide to the Executive (the "Payments"), would constitute "excess parachute payments" (as defined in Section 280G of the Code), the payment pursuant to Section 3(a)(i) or, if so elected by the Executive prior to his termination of employment, compensation and benefits in the order specified by the Executive shall be reduced to the largest amount that will result in no portion of the Payments constituting "excess parachute payments."

                          (ii)    The determination of whether the Payments
shall be reduced as provided in Section 3(b)(i) and the amount of such reduction shall be made, at the Company's expense, by an accounting firm selected by the Company and reasonably acceptable to the Executive, which is one of the six largest accounting firms in the United States (the "Accounting Firm"). The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation to the Company and the Executive within ten (10) days of the date of the Executive's termination of employment, if applicable, or such other time as requested by the Company. If the Accounting Firm reaches a Determination that no Excise Tax is payable by the Executive with respect to the Payments, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such Payments. Except as provided in Section 3(b)(iii), the Determination shall be binding, final and conclusive upon the Company and the Executive absent manifest error.

                          (iii)   It is possible, as a result of the issuance
of final regulations or rulings of the Internal Revenue Service, or final judgment of a court of competent jurisdiction (a "Change in Law"), in each case published or issued on a date after the time of the Determination,





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that Payments were not made to the Executive that should have been made
("Underpayments") or that Payments were made to the Executive that should not have been made ("Overpayments"). If a Change in Law occurs, then, at the request of either the Company or the Executive, the Accounting Firm shall determine the amount of any Underpayment or Overpayment. In the case of an Underpayment, the amount of such Underpayment shall be promptly paid to the Executive by the Company. In the case of an Overpayment, the Company and the Executive agree that they will take such action as may be necessary to put the Executive in the same after-tax position he would have occupied had no Overpayment been made which, in the case of the Executive may include repaying the amount of such Overpayment plus interest at the applicable federal rate as determined pursuant to Section 1274(d)(1) of the Code and the filing of relevant returns for tax refunds and, in the case of the Company, may include indemnifying the Executive for any income or excise tax, interest or penalties that the Executive may incur as a result of the Overpayment and/or the filing of such returns.

                 (c) If the Present Value of the additional payments and benefits provided pursuant to this Agreement is less than or equal to the Present Value of the additional payments and benefits that the Executive shall be entitled to receive solely as a result of his termination of employment under any other plan, program or arrangement of the Company, including such plans, programs or arrangements mandated by applicable federal, state or foreign law (such other plans, programs and arrangements hereinafter referred to as "Other Plans"), the Executive shall be entitled to no payments or benefits under this Agreement, except for the continuation of health benefits for the Executive and his dependents and beneficiaries pursuant to Section 3(a)(ii) hereof. If the Present Value of the additional payments and benefits provided pursuant to this Agreement is greater than the Present Value of the additional payments and benefits that the Executive shall be entitled to receive as a result of his termination of employment under Other Plans, the payment pursuant to Section 3(a)(i) hereof shall be reduced by the Present Value of such additional payments and benefits under such Other Plans. For purposes of the foregoing, additional payments and benefits under Other Plans shall not include plans providing payments and benefits to which the Executive is entitled by reason of his prior service such as, without limitation, "pension plans" within the meaning of Section 3(2) of ERISA, whether or not such plans are subject to ERISA, and other plans of deferred compensation but shall include plans providing severance benefits, termination benefits and other payments or benefits paid solely on account of the loss of employment.
If the Company and the Executive cannot agree on the reduction (if any) in, or the Present Value of, payments and benefits for purposes of this Section 3(c), the determination of the amount of such reduction and/or Present Value shall be made by the Accounting Firm described in Section 3(b)(ii) hereof, and such determination shall be conclusive and binding on the parties. The fees and expenses of such Accounting Firm for its services in connection with the foregoing determinations shall be paid by the Company.

                 (d) If the Executive's employment is terminated by the Company without Cause prior to the date of a Change in Control and the Executive reasonably demonstrates that such termination (i) was at the request of a Third Party who effectuates a Change in Control or (ii) otherwise arose in connection with, or in anticipation of, a Change in Control that has been





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threatened or proposed and actually occurs, such termination shall be deemed to have occurred after a Change in Control, provided that a Change in Control actually shall have occurred.

         4. Termination of Employment by the Company for Cause or by the Executive other than for Good Reason. If the employment of the Executive is terminated (i) by the Company for Cause; (ii) by the Executive for any reason other than Good Reason; or (iii) by reason of the Executive's death or permanent disability, no payments shall be made to the Executive under this Agreement, and the Company shall have no further obligations under this Agreement. For purposes of the foregoing, "permanent disability" shall mean the Executive's disability as defined under the Company's long-term disability plan as in effect from time to time.

         5. Legal Fees and Expenses. It is the intent of the Company that the Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement, or defense of his rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of his choice, at the expense of the Company as hereafter provided, to advise and represent the Executive in connection with any such interpretation, enforcement or defense, including, without limitation, the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder, or other person or entity affiliated with the Company, in any jurisdiction. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys' and related fees and expenses incurred by the Executive in connection with any of the foregoing.

         6. No Mitigation Obligation. The Company hereby acknowledges that it will be difficult, and may be impossible, for the Executive to find reasonably comparable employment following termination of employment. Accordingly, the payments and benefits that the Company will pay or provide to the Executive pursuant to this Agreement will be liquidated damages, and the Executive will not be required to mitigate the amount of any such payment or benefit by seeking other employment or otherwise, nor will any profits, income, earnings, or other benefits from any source whatsoever create any mitigation, offset, reduction, or any other obligation of payments and benefits provided pursuant to this Agreement.

         7. Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, local or foreign taxes as the Company is required to withhold pursuant to any law, regulation or ruling. The Executive shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any payments or benefits received pursuant to this Agreement.





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         8.      Successors and Binding Agreement.

                 (a) The Company will require any successor, whether direct of indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business and/or assets of the Company, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company is required to perform it. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation and benefits from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive had terminated employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date on which the Executive's employment with the Company was terminated. As used in this Agreement, "the Company" shall include any successor to the Company's business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

                 (b) This Agreement shall inure to the benefit of, and be enforceable by, the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive dies while any amount is still payable hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there is no such designee, to the Executive's estate.

         9. Notices. For all purposes of this Agreement, all communications, including, without limitation, notices, consents, requests, or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or two (2) business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or one (1) business day after having been sent by a nationally recognized overnight courier service, addressed to the Company (to the attention of the General Counsel of the Company) at its principal executive office and to the Executive at his principal residence, or to such other address as either party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

         10. Governing Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by and construed in accordance with the substantive laws of the State of Connecticut, without giving effect to the principles of conflict of laws of such State, to the extent not preempted by applicable federal law.

         11. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.





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         12.     Arbitration.  Any dispute arising out of, or in any way
relating to, this Agreement shall be resolved by arbitration in Connecticut through the Hartford, Connecticut office of the American Arbitration Association in accordance with the Model Employment Arbitration Procedures of the American Arbitration Association except to the extent such provisions are modified as hereinafter provided. The arbitration proceeding shall be conducted by three (3) arbitrators. The Executive and the Company shall each designate one (1) arbitrator, each of whom shall be an attorney admitted to practice in one or more states who has ten (10) or more years of experience in employment matters, and the arbitrators so selected shall thereafter designate a third arbitrator (who shall be a member of the National Academy of Arbitrators) by mutual agreement. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of this Agreement. The decision of the arbitrators shall be final and binding on the Company and the Executive.

         13. Merger. This Agreement expresses in full the understanding of the Company and the Executive with respect to compensation and benefits following a Change in Control and the subsequent termination of the Executive's employment, and all promises, representations, understandings and arrangements with respect to such compensation and benefits following a Change in Control and the subsequent termination of the Executive's employment contained in the
Employment Agreement between the Executive and the Company dated [       ] (the
"Employment Agreement") and all other agreements and promises, written or otherwise, expressed or implied, with respect to such compensation and benefits and such termination are wholly superseded and merged herein. Except as otherwise specifically provided in this Agreement, nothing in this Agreement will prevent or limit the Executive's present or future participation in any benefit, bonus, incentive, or other plan or program provided by the Company for which the Executive may qualify, nor will this Agreement in any manner limit or otherwise affect such rights as the Executive may have under any such plan or program. Amounts or benefits which are vested or which the Executive is otherwise entitled to receive under any such plan or program of the Company at or subsequent to the date of termination of employment shall be payable in accordance with such plan or program, except as otherwise expressly provided in this Agreement.

         14. Waiver. Failure by either party hereto to insist upon strict adherence to any one or more of the covenants or terms contained herein, on one or more occasions, shall not be construed to be a waiver nor will it deprive such party of the right to require strict compliance with the same thereafter.

         15. Amendments. No amendments hereto, or waivers or releases of obligations or liabilities hereunder, shall be effective unless agreed to in writing by all parties hereto.

         16. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.





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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the date first written above.





                                           Loctite Corporation


                                           By:
                                              ------------------------------
                                                   Its


                                           ---------------------------------
                                           [Executive]





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